Exhibit 99.1

News Release

Oncobiologics Appoints Dr. Joerg Windisch to Board of Directors

Cranbury, NJ – March 27, 2018 — Oncobiologics, Inc. (NASDAQ: ONS) today announced the appointment of Joerg Windisch, Ph.D. to its board of directors, effective March 23, 2018. In addition, Oncobiologics announced the resignation of Yezan Haddadin as director and member of the board of director’s Audit Committee. Dr. Windisch was nominated by GMS Tenshi Holdings Pte. Limited to fill the vacancy created by Mr. Haddadin’s departure. In connection, the board appointed Mr. Joe Thomas to its Audit Committee, with Dr. Windisch appointed to the Compensation Committee, replacing Mr. Thomas.

“I’m very pleased that Dr. Joerg Windisch is joining our board of directors,” said Oncobiologics’ Chairman & CEO Dr. Pankaj Mohan. “Joerg is an experienced industry executive and scientist with over 20 years in the development of biological therapeutics. His broad expertise in biosimilar development, manufacturing and regulatory affairs will support our work in further developing our biosimilar product candidate pipeline in the years ahead.”

Dr. Windisch is currently Chief Operating Officer of Polpharma Biologics (Poland). In the span of his career, Dr. Windisch built an international technical development organization for biologics and was involved in the development and manufacturing of about 20 biological products, six of which are currently marketed. He joins Oncobiologics after being a key leader at Sandoz Biopharmaceuticals for two decades, most recently serving as Chief Science Officer. He joined Novartis in 1996 in the biologics unit of Sandoz, where he led the development of Somatropin (Omnitrope®), the first ever biosimilar, as well as the company’s Epoetinalfa (Binocrit®) and Filgrastim (Zarzio®) products. Dr. Windisch was educated in Austria, Germany and the United States and received his Ph.D. in Biochemistry and Molecular Biology from the University of Innsbruck.

About Oncobiologics, Inc. and its BioSymphony™ Platform

Oncobiologics is a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex biosimilar therapeutics. Its current focus is on technically challenging and commercially attractive monoclonal antibodies (mAbs) in the disease areas of immunology and oncology. Oncobiologics is advancing its pipeline of biosimilar products, two of which are currently in clinical development. Led by a team of biopharmaceutical experts, Oncobiologics operates from an in-house state-of-the-art fully integrated research and development, and manufacturing facility in Cranbury, New Jersey. Oncobiologics employs its BioSymphony™ Platform to address the challenges of biosimilar development and commercialization by developing high quality mAb biosimilars in an efficient and cost-effective manner on an accelerated timeline. For more information, please visit www.oncobiologics.com.

CONTACTS:

Oncobiologics:	Lawrence A. Kenyon
Chief Financial Officer
LawrenceKenyon@oncobiologics.com

Media & Investors:	Alex Fudukidis
Russo Partners, LLC
alex.fudukidis@russopartnersllc.com